EXHIBIT 99.2

Idex Corporation

Moderator: Michael Yates

July 23, 2013

10:30 a.m. ET

Operator:	Good morning ladies and gentlemen, and welcome to the IDEX Corporation second-quarter 2013 earnings call. My name is Ryan and I will be your conference operator this morning.

All lines for today’s call will remain on mute in order to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question at this time, please press star, then the number 1 on your telephone keypad. If you would like to withdraw your question from the queue, press the pound key.

I would now like to turn the call over to Michael Yates, Vice President and Chief Accounting Officer for IDEX Corporation.

Michael Yates:	Thank you Ryan. Good morning everyone and thank you for joining us for our discussion of the IDEX second-quarter financial highlights. 1 Last night, we issued a press release outlining our Company’s financial and operating performance for the three-month period ending June 30, 2013. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our Company’s website at www.IDEXCorp.com.

Joining me today from IDEX management are Andy Silvernail, our Chairman and CEO, and Heath Mitts, Vice President and Chief Financial Officer. The format for our call today is as follows. We will begin with Andy providing a summary of the second-quarter 2013 financial results. He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the third quarter and the full-year 2013. Following our prepared remarks, we will then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay of the call beginning approximately two hours after the call concludes by dialing the toll-free number 855-859-2056 and entering the conference ID number 26074056, or you may simply log on to our Company’s homepage for the webcast replay.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I will now turn this call over to our Chairman and our CEO, Andy Silvernail. Andy?

Andy Silvernail:

Thanks Mike. Good morning everyone. Thanks for joining us as we review the second quarter.

As you’ve seen in our earnings release, we delivered record results. We had solid progress in gross and operating margins and cash flow, and again delivered solid double-digit EPS growth. The overall environment continues to be tepid, however, and we need to make our own luck. We will focus on our strategic priorities for driving organic growth, executing around our customers and products, and disciplined capital deployment.

In line with what we expected coming into the year and similar to the update we gave in Q1, the overall macro environment is challenging. We believe this will continue for the balance of the year and potentially beyond.

I’d like to take a minute to walk you through what we are seeing around the globe. North America is solid and we saw sequential and year-over-year top-line improvement. We expect this trend will continue with mid-single-digit growth for the rest of the year.

The one yellow flag in North America is some softness in short cycle distribution that we saw in the last month or so in the quarter. This was apparent in each segment and feedback from customers on the balance of the year is cautious.

That said, I get the sense that everyone is waiting to see how the summer is going to play out. Everyone remembers the past two summers and they don’t want to get stuck again.

Across the rest of the world, growth and expectations vary widely. The European markets have begun to gradually stabilize and we are in a wait-and-see mode. Further contractions in like markets is possible and for the remainder of the year, we are still in a wait-and-see mode generally. There is still very little overall confidence across the customer base and the political and fiscal variables have the potential to create dramatic swings.

We see the Asian industrial markets continuing to decelerate, mostly driven by China. While most HST and some diversified businesses are stronger, there’s a great deal of hesitancy up and down the industrial supply chain, in China specifically. And we believe there’s more downside than upside in the near future. The balance of Asia and the Middle East are up modestly while Central and South America are also growing slowly.

Regardless of the environment, we are in a very good overall market exposure and will execute well. We should continue to see organic growth driven by global oil and gas, chemical, late-cycle infrastructure and the continued improvement in several health and science businesses. We will also make further investments into aftermarket and emerging economies. As we always do, we’ll organize and execute around a handful of priorities the drive value. We saw the benefit of this in the second quarter.

We increased order growth in attractive end markets, improved gross margins 190 basis points and operating margins 70 basis points. And we delivered free cash flow of $103 million. That’s up 46 percent year-over-year.

Strong cash generation, a hallmark of IDEX, enables our disciplined capital deployment strategy. As I mentioned in the first quarter, our capital deployment will consist of a balanced approach of funding organic growth first, strategic acquisitions, dividend growth, and then share repurchases.

Through the second quarter, we returned $157 million to shareholders through approximately a 30 percent dividend payout and the repurchase of 1.6 million shares. We also completed the acquisition of FTL.

I want to take a minute and talk specifically about acquisitions. We remain active and disciplined in pursuing acquisitions that build on our platforms and accelerate our growth into attractive markets and geographies. We’ve completed one transaction this year and four in the past 18 months. We’ve also come close to closing a few medium-sized deals that we walked away from either because of valuation or deal structure.

Our current deal funnel is solid, but we are going to be very disciplined. While acquisitions are an important component of our strategy, our goal is to drive superior total shareholder return, and we will be vigilant in using your capital well.

Now, let’s turn to the second-quarter detail. I’m on Slide 5. We achieved record sales of $518 million, up 5 percent year-over-year and sequentially and up 2 percent organically. Orders totaled $506 million, which were up 9 percent from prior year due to strong organic order growth of 6 percent. We did take down backlog $12 million, but this is pretty typical in Q2. And year-to-date we’ve built $9 million of backlog.

Operating margins were 19.2 percent, increasing 70 basis points from prior year and holding consistent with the first quarter, highlighted by an improvement of 280 basis points in Fluid and Metering and 250 basis points in Health and Science. I’ll discuss these results in more detail in the segments but I’m pleased with the overall expansion of margins.

Second-quarter EPS of $0.76 represents a 13 percent increase from prior year. And as I mentioned earlier, cash flow is $103 million, up 46 percent.

The second quarter continued to build on the momentum from the first quarter, and we are well-positioned to continue our track record of strong execution for the remainder of the year. Our consistent improvements are a testament to the strength of our team and their ability to look past uncertain economics and focus on the core strengths to deliver value.

With that, let’s move to the segment discussion. I’m on Slide 6 and let’s start with Fluid and Metering. For the second quarter, organic orders were up 10 percent, organic sales were up 7 percent, and operating margins improved 280 basis points, driven by volume strength and operational execution.

Within our Energy platform, we saw healthy order growth and sales and margin improvement due primarily to the continued rebound in our North American LPG market and global truck builds. This was combined with favorable mix and productivity. We fully expect continued improvements in our Energy businesses throughout the balance of the year.

Our Chemical, Food, and Process platform continues to be strong in the chemical markets, particularly with project opportunities and investments in Asia and the Middle East. We don’t anticipate major improvements or declines in these markets for the remainder of 2013.

Our Ag business performed well. Weather-related delays shifted business from the first quarter to the second quarter, as you know. Orders and sales were strong versus prior year, and though it’s been a wet spring, we are confident that the second half of the year will remain stable as the team looks to generate further growth from aftermarket sales and new product introductions.

Our Water group, which focuses on the municipal services market, saw their project funnel stabilize and the team executed extremely well on productivity gains and they drove substantial profit improvement. Growth in the project funnel is being driven primarily by North America while Europe remains weak.

The other part of our Water business which focuses on dosing pumps for industrial and water treatment applications has been sluggish globally due to soft general industrial markets. But these are offset by strength in oil and gas, and the team has been very effective with cost management.

All right, let’s move on to Health and Science. I’m on Slide 7. For the quarter, HST delivered organic growth of 1 percent, a nice margin expansion of 250 basis points year-over-year and 40 basis points sequentially. As we expected and communicated, organic sales finished down 2 percent year-over-year but up 2 percent sequentially.

Scientific Fluidics delivered another quarter of strong order and sales growth. The North American and select European markets have strengthened while the Asian market continue its positive year-to-date performance. We expect this trajectory continue bolstered by excellent productivity and solid new product development.

The Optics and Photonics platform continues to see the benefits of our cost-out actions from last year. As expected, orders and sales are down from prior year, but profitability has shown substantial improvement. Topline growth has been tempered by the impact of a suppressed semiconductor market. Going forward, we anticipate some topline improvements from healthy order activity in the U.S. industrial and life science markets, coupled with new product initiatives.

Our Material Process Platform, or MPT, is a long-cycle business that has seen two consecutive quarters of strong order growth. We anticipate further growth in the second half of the year, particularly in Asia and North America. Additionally, MPT leadership has continued to drive margin improvements through productivity. The outlook for the platform is positive.

Within our Specialty Seals business, augmented by the March acquisition of FTL, we’ve seen excellent order intake and record sales for the quarter. The broader outlook continues to be positive, driven by strong performances in North America and EMEA regions. They are well-positioned in their core markets and anticipate capitalizing on increasing demand throughout the year.

All right, I’m on our final segment, Diversified, and I’m on Slide 8. For the quarter, organic orders were up 3 percent, while organic sales declined 1 percent. Operating margin decreased 270 basis points in the quarter primarily due to lower volume and a charge associated with a facility disposal.

Within Dispensing, the X-Smart product has continued to gain market share in emerging markets and Asia. Additionally, Eastern European markets have seen a recent pickup in demand due to new store openings and construction. And we anticipate further growth in North America as continued low VOC programs drive automation upgrades.

In the second quarter, our Fire Suppression group benefited from geographic expansion, particularly in China and Eastern European markets. This covered softness in the North American orders. We also continued to experience exceptional profitability from the facility consolidation in North America.

The Rescue business is experiencing similar market trends as Fire. Funding from Eastern Europe has ticked up in the quarter and has been augmented by Chinese project business. Orders and sales remain consistent in the quarter and our team is looking to drive profitability in the third quarter through targeted cost actions and new product introductions.

Finally, Band-It posted solid sales and record profitability in the second quarter. Sales were driven by new vehicle platforms in North America and continued cable management orders in China. The profitability improvement is driven by favorable mix and excellent productivity. The team continues to do a very, very nice job with Band-It.

All right, I’m going to wrap up my prepared remarks with our third quarter and full-year guidance. I’m on Slide 9. Q3 organic revenue growth would be approximately 3 percent to 4 percent, which aligns about expectations heading into the year. Acquisitions will have a positive 2 percent impact on Q3 sales, and we estimate EPS ranging from $0.72 to $0.74.

For the full year, we are increasing our EPS guidance to $2.93 to $2.98 with organic revenue growth of approximately 3 percent for the full year. Full-year operating margin is expected to remain around 19 percent.

Here are a few other modeling items to consider. Tax rate is anticipated to be approximately 29 percent. Full-year CapEx would be roughly $36 million to $38 million, and free cash flow will significantly exceed net income. Finally our earnings guidance excludes acquisitions and the cost or charges associated with future acquisitions.

In summary, IDEX has continued to post strong results even in an uncertain world. Our team is focused on our strategy and leveraging our strengths and will continue to invest for organic growth, execute around our customers and products, and be intelligent in capital deployment, all with a focus on delivering superior shareholder returns.

With that, operator, let’s stop here and open it up for questions.

Operator:	At this time ladies and gentlemen, if you would like to ask a question, please press star 1 on your telephone keypad. Your first question comes from the line of Matt McConnell from Citi Research. Your line is open.

Matt McConnell:	Thank you. Good morning. That was a great margin in FMT. Could you touch on the sustainability of that profitability? And if you hold margins even within a few points of that in the back half, it makes the high end of the revised guidance look fairly conservative. So, is there something else that I should be thinking about with that 19 percent margin guidance for the year for the whole Company?

Andy Silvernail:	First of all, specific to FMT, you’ve got to remember this is probably our best mix quarter for FMT just because you’ve got the real strength in the Ag business in the second quarter. You go into the softer season ... because this is really the big sell season is the second quarter. You get a lot of volume and obviously a lot of variable margin that comes with that with Ag.

The second part is we are seeing some really nice improvement in Water. Frankly, the team has done a great job of improving profitability throughout the Water Services business. And that piece is sustainable. So obviously we are thrilled with the performance of the margins, but you should remember that the second quarter is pretty consistently the highest margin quarter. Heath, anything to add there?

Heath Mitts:	No, we are guiding approximately 19 percent. Mix in a given quarter can swing as 30 BPS either direction. So is it conservative? Could we be in the low 19s percent? Possibly. And we’ll continue to update you as the year progresses.

Matt McConnell:	Okay. Great, thanks. That’s helpful. And then anything else you can share on some of that short-cycle caution towards the end of the quarter? Any businesses in particular that are worth highlighting or that we should keep an eye on?

Andy Silvernail:	It was actually pretty broad-based in North America. We saw it in FMT and a handful of businesses that have a lot of classic distribution exposure. We even saw it in parts of HST where we have that specifically the industrial-facing businesses of micro pump and gas. And then same thing in diversified. So we saw it ... I’d say it was four to six weeks before the end of the quarter, so halfway through, maybe a little bit past that.

What I’ll say is that, in July, it doesn’t look like that has continued. It looks like it’s ticked back to our expectations, so I’m not overly concerned. But when we see that, just given what’s happened in the last two summers, we think it’s prudent to be cautious.

Matt McConnell:	Right. That makes sense. Thanks very much guys.

Operator:	Your next question comes from the line of Scott Graham from Jefferies. Your line is open.

Scott Graham:	Good morning. You know, the question I would have for you is ... or two questions maybe, maybe one is around the FSD margin, which I thought this quarter would have benefited from mix with the Dispensing business declining off of a tough comp from the program. Was there just a lot of spending taking place in that business for future sales, Andy?

Heath Mitts:	This is Heath. I’ll take this one. There’s really two things that impacted. And I’ll go ahead because we did get a couple of questions yesterday, so just to get it on the record here, we did take a facility charge associated with the disposal of the Conshohocken facility up in Pennsylvania that we consolidated into our Ocala, Florida facility late last year as we worked through that building sale. There was about a $1 million charge that hit that segment that was recorded in the second quarter.

The other piece of it was primarily mix within the segment. And your point on Dispensing is noted. But even without that, we saw higher, as a proportion of sales within the segment, we saw higher growth out of some of the Fire businesses relative to the growth that we saw out of Rescue. And that swung quite a bit.

And then within some of the segments, there was some mix that went the other way relative versus the prior year. So nothing on the spending side. If anything, it was the other. We continue to take costs out.

Scott Graham:	Understood. Okay. So if we look across ... if we’re looking at third-quarter organic guidance being a little bit higher, is that ... would you guys say that was more just kind of same trends but easier compare, particularly given I guess maybe a little bit of maybe helping connect the dots here, if you could, the organic orders were up nicely, but then you talked about the end-of-quarter stuff that I don’t know, maybe that didn’t impact the orders as much.

Just trying to get a feel for whether the second half, certainly the third quarter in particular ... that the organic is up more because of the comp and then maybe marry into that what we saw in the orders versus what you’re seeing for the third quarter.

Andy Silvernail:	Sure Scott. Really this is the same story that we’ve been talking about all year. The comps in the back half of the year are meaningfully easier than the comps in the first half of the year. And if you recall, we’ve kind of noted to folks in the past don’t get too excited about some of the year-over-year postings and really look at it sequentially.

And so as we look at the back half of the year, we think sequentially it’s plus-minus ... it’s really plus-minus $10 million on either side of $500 million for each of the quarters. And so it’s really very much in line with what we had expected coming into the year, and it’s mostly against the comps.

Scott Graham:	Okay, great. Thanks. This is my last question. I know that you came into 2013 with some cost savings that you would benefit from for 2013 and 2014 from the restructuring. Could you tell us how much of that we’ve burned through in the first half of the year?

Heath Mitts:	Most ... I’d say certainly north of 50 percent of those costs were taken out in the back half of 2012, so there’s still some more to go to anniversary some of those. I think you’ll see that in some of the margins as we progress through the back half of the year.

But you also have to keep in mind there’s a couple of things that ... some reinvestments that we’ve talked about earlier in the year that we want to make, and we will make to fund future organic revenue growth. And we are queued up to make some of those investments in the third and fourth quarter to join some of the investments that were made in the second quarter.

Scott Graham:	Very good. Thank you. Nice quarter.

Operator:	Your next question comes from the line of Michael Halloran from Robert W. Baird. Your line is open.

Michael Halloran:	Could you talk a little bit about what customers are saying on the HST side of the business, specifically what the tenor is from the semiconductor oriented customers as well as kind of the core legacy life science, fluidics guys?

Andy Silvernail:	Sure. If you look at it, life science is actually pretty decent. And you guys are seeing it from the major customers that we service, and you are seeing kind of mid-single-digit growth. I will say that we are outperforming that generally, mostly from a focus of, regionally, we’ve put some pretty strong emphasis on regional sales and applications capability, and then new product development.

So those markets are solid and I think they’re going to continue that way. All indicators suggest that’s going to be kind of how that plays out for the balance of this year and probably into next year.

Semi is still really tough. There’s no two ways about it. You’re seeing that market still soft. We see it across our health and science. We also service, as you know, semi from other parts of our business, in FMT in particular. So we are seeing across the board that semi a soft. I know there was originally talk of it picking up in the back half of this year. Now it seems to be getting pushed to 2014.

Frankly, how we deal with that is we keep ourselves very flexible to be able to deal with it on the upside, but really size of our businesses that have heavy semiconductor exposure for a tougher market.

Michael Halloran:	And then back on the FSD margin side, I appreciate the facility charge given in the press release, but good to have the number. Could you talk about mix then on a forward basis from here? I know things were a little bit off in this quarter, as Heath mentioned. But do you expect something a little more normalized as you work through the year? What should we think about there?

Andy Silvernail:	I think it ends up being kind of flattish from what we’re looking at here today, so low 20s percent segment op margins. I think that’s probably pretty consistent as we work through this year. As you know, as you get to the latter part of the year, the fourth quarter, dispensing becomes a bigger overall piece of the pie.

And you see that in the first and the fourth ... basically in the fourth and the first quarters. But I would say, generally, you should expect that to look pretty consistent with what you’re seeing right now.

Michael Halloran:	Great, appreciate the time.

Andy Silvernail:	You bet, take care.

Operator:	Your next question comes from the line of Allison Poliniak from Wells Fargo. Your line is open.

Allison Poliniak:	Hi guys. Heath, I just want to touch on you talked about the reinvestment in Q3 and Q4 and obviously still some nice margin expansion outside of that. Is there any way to sort of quantify what that impact is, or could be?

Heath Mitts:	We haven’t ... I would say other than what we went into the year with in terms of quantifying the add-backs, we haven’t quantified what that will be. And obviously that’s somewhat sensitive in terms of our internal timing and so forth, so we are not going to disclose that.

But it’s important investments that we are making in the front end of our business and the technical sales and addressing some of the emerging markets where we haven’t had so much penetration historically. So, I know that’s an unfulfilling answer, Allison, but we are not going to quantify that at this time.

Andy Silvernail:	Let me add to that a little bit. I think we have already started making these investments, so we’ve been making these throughout the year. And we find very, very consistently that when we put a sales applications capability, engineering, then ultimately production closer to our customer, we see terrific growth.

A good example of that is what’s going on in India, which has had kind of difficult market conditions. But we opened a facility in November 2011. We actually met our five-year goals already.

So, we’ve already met what our five-year goals were in kind of two years, and decided to accelerate our buildout plan and put it in another facility in Baroda, India. So, that kind of strategy is really what we’re looking at throughout the emerging geographies, those kind of investments, but really with an emphasis on the front-end growth aspects.

Allison Poliniak:	Great, great. And Andy, you touched ... you gave us nice color on the acquisition environment. I think, last we talked, it sounded like multiples in HST were a little bit more favorable than maybe FMT. Could you give any sense if that shifted at all at this point, or if is it still pretty consistent with what you said before?

Andy Silvernail:	It’s really consistent. We’ve seen, pretty much throughout this entire year, we’ve seen elevated multiples in the fluid ... fluidics side of the world or the industrial fluids side of the world, and that’s really continued. I think you all have seen some of the multiples that have happened in that side of the world, and we are just having to be careful.

If you look at HST, there are some places that have more attractive multiples generally. And if you look at the last acquisitions we have done, they’ve fallen in that space, principally because of that and we’ve acquired for around 7, 7.25 turns, so that’s pretty attractive. But I will say that the acquisition environment is challenging from an overall valuation perspective, and we’ve got to stay very, very disciplined.

Allison Poliniak:	Perfect, thank you.

Operator:	Your next question comes from the line of Charley Brady from BMO Capital Markets. Your line is open.

Charley Brady:	Thanks, good morning guys. Just on FMT, can you quantify the impact that the Ag shift had on Q2 results?

Andy Silvernail:	It’s not big for the business as a whole. It’s meaningful for them, but recall they’re kind of 5-ish percent of IDEX. So it’s not a big needle mover for IDEX as a total. But if you recall the first quarter, it was really wet, and there was a heck of a lot of precipitation between snow and rain, so that did push it a little bit to the second quarter, but it’s not a big needle mover for IDEX as a total.

Charley Brady:	All right. Then on HST, given your commentary about the significant margin improvement in Optics and Photonics, would you expect second-half HST operating margin to be above first half?

Andy Silvernail:	Maybe a little bit. We are starting to see some sequential improvement. We might see a little bit more but we are going to start to anniversary. The cost takeouts, as you recall, we took out $29 million from a Company perspective, but those costs in Optics in particular started coming out much earlier. So we’re starting to anniversary some of that already, most of that already. We’ll get a little bit more.

We are in a position now with Optics that this is (technical difficulty) to move from kind of where we are today to the significantly higher margin levels is going to be volume-driven. But I think we’ll get a little bit of wind at our back in the second half.

Charley Brady:	One final one. Your commentary in the press release and I guess a little bit in your prepared remarks about new organic growth opportunities remain the highest priority.

Andy Silvernail:	Yes.

Charley Brady:	That strikes me as more of a shift than even maybe the commentary last quarter and certainly historically for IDEX in terms of focus on M&A opportunities. I’m just trying to ... maybe you could elaborate a little bit more about that, about is that correct and should we expect to see —? I know we should think about the funnel being pretty full, but should we expect on a go-forward basis the M&A to be not as large a contributor as we’ve seen historically for IDEX?

Andy Silvernail:	No, not at all. I think M&A is very important to the overall strategy of the business. And it’s going to be ... it will be ... as far as I can see for the foreseeable future, I can’t see how that would ever really change.

But the organic side of it, it really is the best investment we can make as a company. When you look at the returns on invested capital on organic investments, they are far and away the most attractive investments that we can make as a company.

That being said, we are fully funding organic growth as it is today. We put $17 million incrementally in from the $29 million of cost-out that we took last year. But even after that, we have an awful lot of free cash flow, as you are seeing, and that free cash flow, when we can get transactions done that meet our return hurdles and really are going to be strategically and financially additive to the business, we are absolutely going to do acquisitions.

Charley Brady:	Great, thanks a lot.

Operator:	Your next question comes from the line of Kevin Maczka from BB&T Capital Markets. Your line is open.

Kevin Maczka:	Thanks. Good morning. Andy, free cash is always a focus here, of course. I’m just wondering if you can say a little bit more about how you grew that 46 percent when organic revs are only up 2 percent and earnings are up 13 percent. Can you talk about the working capital or any other lines? Was there anything unusual there that drove such a strong performance there?

Andy Silvernail:	The biggest piece of that was really on the working capital side. We got $19 million of benefit out of driving working capital. And that is just a focus that we’ve had really in combination with our overall focus on execution.

We are fortunate to have the structural dynamics that we have in the Company and really outstanding cash flow. And frankly, I think that’s one of the areas that people don’t pay enough attention to with this company is just how strong the cash flow is and our ability to drive working capital improvements, even from where we are today. We will do it incrementally, but we will do it consistently. You should expect to continue to see nice, strong cash flow improvements.

Kevin Maczka:	Okay. Just one more for me, if I can follow up on one that maybe Scott asked earlier. Just in terms of organic growth in the comps that you talked about, they are much easier in the second half but they are similar in Q3 and Q4. And it looks like, from the way you’ve guided organic growth, 3 percent to 4 percent in Q3, but then we probably need to be closer to 7 percent in Q4.

I know we had some order uptick, which was nice, this quarter, but there was some pull-forward in Ag. And I’m just wondering if you can talk about your visibility to be in maybe a high single-digit kind of range out in Q4?

Andy Silvernail:	Kevin, I think that your math is a little high. I think it’s more like 5 percent in Q4 that you back into to get it for the year, plus or minus. And again, that’s going to look ... on a sequential basis, it’s going to be pretty consistent with the patterns you’ve been seeing. But certainly we have easier comps in the back half of the year.

Kevin Maczka:	Okay, thank you.

Operator:	Your next question comes from the line of Nathan Jones from Stifel. Your line is open.

Nathan Jones:	Good morning guys. I’d just like to get back to the re-investments that you’re making in the Company. We can obviously say SG&A as a percentage of sales has risen. I assume that would be for those re-investments. Could you talk about when you expect to start seeing noticeable benefits, when you’d start to see leverage on that SG&A line, and where you think SG&A as a percentage of sales should sit longer-term?

Andy Silvernail:	Actually, when you look at SG&A, the increase that you’re discussing as a percent of sales is driven almost exclusively from the amortization of deals that we’ve done. And if you back out that, we actually are getting the leverage. We are starting to get some leverage off of the gross margin improvement.

And the re-investments we’ve done this year really were a cut-and-build. Be cut from other parts of the organization and reinvested back in. So net-net, we are actually not showing a dollar increase in SG&A other than just the amortization that you are seeing from the deals.

So you should consistently see the kind of leverage that we’ve talked about. When you’re ... call it from sub 3 percent organic growth, we should consistently deliver kind of that 30 percent-ish, maybe even a little bit better op profit improvement, but about 30 percent flow-through at the op line. And if you get north of 3 percent and you certainly get towards 5 percent, that grows.

As you know, we’ve got contribution margins that are sitting north of 60 percent for the business. And so when we get volume certainly in that 4 percent or 5 percent range, it flows through very nicely.

Nathan Jones:

That’s helpful. Thanks. And in Europe, you I think for maybe the first time this quarter, commented on it having stabilized rather than continuing to go down.

Can you kind of parse that out in a bit more detail through different parts of your business, where you are seeing maybe improvement versus things still continuing to decline?

Andy Silvernail:	Sure, sure. So let me do that by segment. I think that’s probably the best way to do it. If you look at HST, actually pretty solid in Europe, specifically with Scientific Fluidics and with our Sealing business. Both of those were actually ... they were solid. They were strong in Europe. And those markets seem to be a little bit more favorable.

In the Scientific Fluidics side, I think it’s really overall market driven. And on the sealing side, it’s really us taking share in Europe.

If you look at FMT, there it’s more business-specific with what I’ll call execution. I don’t think the markets themselves are getting any better. And also just to clarify, the word “stabilize,” we obviously chose that specifically because it’s not getting better, it’s just not getting worse.

Nathan Jones:	Which is an improvement, right?

Andy Silvernail:	And we’ll start to comp against that as we get to the back half of the year and the first part of next year, you’ll start to comp against that.

Diversified is really a mixed bag. And what I mean by that is, Eastern Europe, we are doing really well at Rescue. We’re doing well in Dispensing. We are doing well in Band-It. So really across the board, Eastern Europe is doing well.

Southern Europe, where we have some pretty strong Dispensing overall exposure, is still weak. I would actually say that is still probably getting a little bit worse. I don’t think that’s getting better, but certainly the northern countries have at least stabilized.

Germany has been a little bit kind of off-again, on-again here over the last six, nine months. It held up real well early. It got pretty soft there in the end of the first quarter, beginning of the second quarter, and I’d say it stabilized to uptick a little bit in the back part of the second quarter.

Nathan Jones:	Great. Thank you very much.

Operator:	Again ladies and gentlemen, if you would like to ask a question, please press satr 1 on your telephone keypad. Your next question comes from the line of Matt Summerville from KeyBanc. Your line is open.

Matt Summerville:	Good morning. A couple of questions. Early on, Andy, you indicated there’s a great, a pretty good amount of hesitancy on the part of your customers in China from more of a general industrial standpoint. And then throughout your prepared remarks, there were also some favorable China comments kind of sprinkled in there with some of the other businesses. So big-picture I guess, help me put all that together in terms of what you’re actually seeing there right now.

Andy Silvernail:	That’s a good question. The positives that we are seeing in China are really business-specific. So, if I look at, as an example, if you look at HST, the strength that we are seeing in China is coming out of the fact that we’ve made more investments in Asia, specifically in Singapore, and then the businesses going into China through Singapore. And we’ve just done a nice job of putting more resources on the ground and growing the business.

In Diversified, I’d say the same thing. We put more resources on the ground to Band-It. We put a new facility in last year for Band-It, and that’s done real well. And frankly, the Dispensing business has done well in China. So those are ... and then also the Rescue business. But those are really business-specific.

My negative comments were more around kind of the classic industrial infrastructure-related stuff where, to be candid, I am concerned about that. I think there is definitely more downside than upside risk in the near future.

The overall fiscal constraint that the government is trying to put in place, the fact that there has been tremendous overbuilding, I think there’s going to be pressure for some time on the industrial side of the business. And the folks who are going to do well I think are either going to be business-specific or really sector-specific that are going to continue to grow as incomes grow in China.

Matt Summerville:	That’s helpful. And then one follow-up on HST, again, kind of bigger picture. What sort of has to happen for that business or that segment to kind of get back on a sustainable, positive, acceptable organic growth trajectory that I would imagine from a senior management standpoint would be nothing less than mid-single digits?

Andy Silvernail:	Yes, you are dead right. That is our expectation. Scientific Fluidics is actually at or above that right now. Sealing is at or above that right now. Optics, as we had said it would be, we are still working through the business that we consciously walked away from, and so we are going to have a little bit of headwind here still going into the third quarter. But I am willing to trade that, frankly, for the profit improvement that we are getting there.

And then MPT, actually the order growth is pretty solid and we’ll catch that as we move through the balance of the year. That’s one of our businesses, one of our very, very few businesses, that has a longer cycle from a book-to-bill perspective.

So really what I think you’ve got to see here as we get into the third and the fourth quarter is the things that are going right around life-sciences and around the sealing business to continue, and frankly lap the business that we consciously walked away from at Optics.

Matt Summerville:	Got it. That was helpful. Thank you.

Operator:	Your next question comes from the line of Andy Noorigian from Vertical Research. Your line is open.

Andy Noorigian:	Good morning guys. I was wondering if we could put maybe a certainly finer point on the re-investments being made in Q3 and Q4. I was just wondering. How does that compare, whatever the amount is, to what your original plan was going into the year?

And maybe a related question is it looks like your CapEx expectations have been coming down the last few quarters, not by a huge amount, but it does look like things are stalling in that regard. I was wondering, how does the reinvestment plan compare to your original plans coming into the year?

Andy Silvernail:	Let me touch on the CapEx first. I wouldn’t take that as a signal of any kind. It’s just kind of how things are flowing, to be frank. So we might find that next year is, instead of $40 million, is $42 million as an example. It’s kind of a plus or minus, so I wouldn’t really read into anything there.

From a reinvestment standpoint, we are very much on track. As you recall in the fourth-quarter comments and in the first-quarter comments, we said we were going to add back $17 million, and we said that we are going to do it based on kind of market conditions and our ability to get it done and still deliver on our expectations. And we are right on track.

So there’s a little bit more in the third and the fourth quarter than you saw in the second, and that’s one of the reasons also that we are not kind of guiding up margin expansion as you might expect, some of you might expect, and why we are kind of holding at that 19 percent to low 19s percent. But it is a little bit more as we go into the third and the fourth quarter.

Andy Noorigian:	And then just kind of broadly on price-cost dynamics, what did you see in the quarter and what do you have baked into the guidance for the rest of the year?

Andy Silvernail:	It’s really very stable. When you kind of look at that price-cost environment, it’s pretty stable. We said we get 1 percent to a little north of 1 in terms of price for the year. That’s pretty much how it’s playing out, Heath, right?

Heath Mitts:	That’s right.

Andy Silvernail:	The overall inputs have been good. As you know, the structural benefits that we have because we are so nichey and we really have these terrific niche positions in our ability to pass on price, that also works a little bit against us when you’re looking back to the supply chain because we don’t have big consolidated buys to go lever. But generally what I would say is the price-cost ratios are very much in line with what we had expected for the year, and it’s a pretty stable overall environment.

Andy Noorigian:	Great, thanks very much.

Operator:	Your next question comes from the line of John Moore from CL King. Your line is open.

John Moore:	Good morning guys. Just one question here at this point. I’m interested in your comments about the short-cycle distribution business being weak here you made at the beginning of the call. I’m just curious what businesses within the portfolio is that having the largest impact on? Or I guess alternatively, assuming the short-cycle markets do turn here, what businesses within the portfolio do you think stand to benefit the most?

Andy Silvernail:	Yes, it’s really pretty ... if you look across our segments, all of our segments have some kind of exposure like that. So if you look at FMT, Warren Rupp, as an example, has had exposure. Within HST, gas and micro pump have that exposure. Within diversified, Band-It has that. I’m just kind of giving the examples. And they tend to be ... we use the term internally canaries in the coal mine. We kind of use those as a gauge of what’s going on with overall distribution.

And frankly, we get pretty rapid feedback. We see movements within 30 days or even less, we can see what’s going on. And we saw that slowdown kind of six, four, six weeks left of the quarter. And that just gives us ... gave us pause.

At the same time, we’ve seen some of this behavior towards the end of quarters for a while here, where either people are trying to tuck in cash flow, trying to gauge their cash flow, or where ... I think what we are hearing here is everyone just got bit in the summer of 2011, and they got bit again in the summer last year. And people were pretty hesitant. Again, the first two or three weeks of this quarter, that trend has lessened. So, it leads me to believe that everyone kind of took a big, deep breath and held off at the end of the quarter.

John Moore:	Yes, that’s helpful. Have you provided any breakdown as to what part of your portfolio you think is short-cycle versus long-cycle?

Andy Silvernail:	Almost all of it is short-cycle. You’re talking 90 percent of the business. In general, if you look at it, we keep, in total, we keep, what, less than a quarter of backlog in total. And about 50 percent to 70 percent of that typically will ship within that next quarter. So it’s ... we are pretty much a short-cycle business.

John Moore:	Great. Thanks a lot guys.

Operator:	We have no further questions on the line. I would now like to turn the call back over to the presenters.

Andy Silvernail:	Thank you very much. Again, we appreciate everyone taking time here this morning and being your interest in IDEX and your investment in IDEX.

We are obviously pleased with how we executed in the quarter, and think we are pretty well positioned for the balance of the year. But the reality is that the world is still difficult. And we are going to be prepared for that and we’re going to be prepared to deal with whatever environment is thrown at us. And our focus here on delivering for you and on execution is paramount. So thank you all for your interest, and we look forward to talking to you next quarter.

Operator:	That was today’s conference call. You may now disconnect.

END